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                                                                     EXHIBIT 2.2

                                 AMENDMENT NO. 1

        THIS AMENDMENT NO. 1 (the "AMENDMENT") to the Securities Purchase Agreement dated April 30, 1999 (the "PURCHASE AGREEMENT") by and between Silicon Valley Group, Inc., a Delaware corporation (the "SVG"), and Watkins-Johnson Company, a California corporation ("WATKINS-JOHNSON"), is made on July 2, 1999 by and between SVG and Watkins-Johnson. Capitalized terms used herein are as defined in the Purchase Agreement unless otherwise defined herein.

                                    RECITALS

        A. The parties hereto entered into the Purchase Agreement providing for purchase of the outstanding SEG LLC Interests and the outstanding International Subsidiary Capital Stock held by subsidiaries of Watkins-Johnson by SVG or a subsidiary of SVG and the purchase of the Scotts Valley Property (as defined below) of Watkins-Johnson by a designee of SVG.

        B. The parties hereto desire to amend the Purchase Agreement as set forth in this Amendment.

        NOW, THEREFORE, the parties hereby agree to amend the Purchase Agreement as follows:

        1. Section 1.4(a) of the Purchase Agreement is amended and restated to read as follows:

        "The parties acknowledge that the Estimated Consideration was based upon the values for the Included Assets and the Included Liabilities as of December 31, 1998, as adjusted, as set forth on SCHEDULE 1.4. The value of Included Assets less the Included Liabilities as of December 31, 1998 of $26,800,000 as set forth on SCHEDULE 1.4, is herein referred to as the "PRELIMINARY NET ASSET VALUE." Within thirty (30) days after the Closing Date, Watkins-Johnson shall deliver to SVG a certificate (the "CLOSING CERTIFICATE") setting forth a schedule of and values for the Included Assets and Included Liabilities (other than the Unassumed Payables), as of the Valuation Date (as defined below), determined by Watkins-Johnson based on GAAP, which certificate shall be signed by the President or Vice President of Watkins-Johnson. As used in this Amendment, the term "VALUATION DATE" shall mean July 3, 1999 at 12:01 a.m., or such other date and time as the parties may agree in writing. The Closing Certificate shall also include a determination of the consolidated net assets being acquired by SVG hereunder (the "CLOSING NET ASSET VALUE") of the Business, which shall be equal to the value of the Included Assets minus the value of the Included Liabilities (excluding the Unassumed Payables) as of the Valuation Date, plus the cash balances held by the SEG International Entities as of the Valuation Date; provided, however, that the value of the assets and liabilities, including the equipment related to the AP Next product, set forth under the caption "Fixed Valuation" on SCHEDULE 1.4 as of the Valuation Date shall be equal to the value of such



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        assets and liabilities as of December 31, 1998; and, provided, further, that the inventory balances (net of reserves) determined in accordance with GAAP as of the Valuation Date shall be increased by $4,500,000. In addition, in order to determine the value of the Closing Net Assets, Watkins-Johnson, under the observation of SVG, performed a physical inspection and count of the inventory and equipment included in the Included Assets as of the close of business on June 25, 1999 in order to provide a "foundation" for determining the value of those assets as of the Valuation Date. Watkins-Johnson and SVG shall take whatever actions are reasonably appropriate to update those figures to the Valuation Date.

        2. Section 8.1(b) of the Purchase Agreement is amended and restated to read as follows:

        "by either Watkins-Johnson or SVG if the Acquisition shall not have been consummated by July 6, 1999 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;"

        3. Section 9.10 of the Purchase Agreement is amended to include the following:

        " "VALUATION DATE" has the meaning set forth in Section 1.4."

        4. If, and only if, there is a Closing under the Purchase Agreement, SVG agrees that it shall be responsible for the ordinary and normal expenses of the Business from 12:01 a.m., July 3, 1999 to (as well as after) the Closing, and Watkins-Johnson agrees that all of the income, expenses and cash flows of the Business shall be attributed to SVG during such period. Watkins-Johnson further agrees that during such period it shall carry on the Business diligently and in accordance with good commercial practice and in the usual, regular and ordinary course, in accordance with Section 4.1 of the Purchase Agreement, including without limitation maintaining, at its expense, insurance coverage for all personal and real property and all employee-related matters with respect to the Business.

        5. Pursuant to Section 6.2(n) of the Purchase Agreement, all accounts receivable in the SEG International Entities (the "INTERNATIONAL RECEIVABLES") shall have been transferred to Watkins-Johnson or an Affiliate of Watkins-Johnson that is not an SEG Entity prior to the Closing. The parties agree that ownership of the International Receivables shall be transferred as required as of the Closing; however, such transfers may not be perfected under the laws applicable to all of the SEG International Entities. Among other tasks, in order to perfect the transfers of ownership of the International Receivables, letters must be sent to certain customers of the SEG International Entities. Watkins-Johnson shall be and remain responsible for distributing the customer letters, and in connection therewith, Watkins-Johnson is authorized, on behalf of each of the SEG International Entities, to contact and notify customers of each such entity of the change in ownership of such SEG International Entity and the transfer and assignment



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of the International Receivables to Watkins-Johnson. The form of such customer notification letters shall be reviewed and approved by the parties hereto. In the event that all the customer letters are not mailed prior to the Closing, SVG agrees, and agrees to direct the SEG International Entities, to reasonably cooperate with Watkins-Johnson by providing information that resides in the SEG International Entities and personnel of the SEG International Entities to assist in the distribution of such customer letters and shall assist in making relevant filings with appropriate governmental authorities required of such SEG International Entity so that Watkins-Johnson can complete the obligation. Any personnel or other costs incurred by SVG pursuant hereto shall be paid by Watkins-Johnson promptly after Watkins-Johnson receives an invoice from SVG of such expenses. The parties agree that nothing in this Section 5 shall shift any of the responsibility to perfect the transfer of the International Receivables or the declaration of any dividends that Watkins-Johnson chooses to declare in order to satisfy its covenant under Section 5.13 of the Purchase Agreement and to meet the condition set forth in Section 6.2(n) of the Purchase Agreement from Watkins-Johnson to SVG. To the extent that any of the obligations under this
Section 5 cannot be performed under applicable laws in any jurisdiction, SVG and Watkins-Johnson shall in good faith determine a means of achieving the intent of this Section 5 with respect to such obligations that is in compliance with all such applicable laws. To the extent that any of the obligations of SVG in this
Section 5 are required to be performed by any of the SEG International Entities after the Closing, SVG shall direct such SEG International Entity to perform such obligations as required with respect to SVG hereunder.

        6. Subject to the other obligations set forth in this Amendment, as of the date of the Closing, all of each of the SEG International Entity's payables to Watkins-Johnson are hereby cancelled or contributed to such entity's capital accounts.

        7. Notwithstanding the language set forth in the grant deed from Watkins-Johnson to SELCO concerning property located in Scotts Valley, California more particularly described in Exhibit A to said grant deed (the "SCOTTS VALLEY PROPERTY"), to the effect that the conveyance of said Property is subject to all liens and encumbrances of record, Watkins-Johnson and SVG hereby affirm and agree that all of the obligations of Watkins-Johnson concerning the Scotts Valley Property which are set forth in or arise under the Purchase Agreement, including without limitation those obligations arising under Sections 1.1, 2.6, 2.9, 2.11, 2.16, 2.17, 2.23, 4.1, and 7.1 of the Purchase Agreement,
continue in full force and effect, are unaffected by the acceptance of the aforesaid grant deed by SELCO and are not terminated or diminished by the close of escrow for sale of the Scotts Valley Property by Watkins-Johnson to SELCO, as the assignee purchaser for SVG. Watkins-Johnson also acknowledges and agrees that notwithstanding the sale of the Scotts Valley Property by Watkins-Johnson to SELCO, SELCO's acceptance of the grant deed, and SVG's leasing of the Scotts Valley Property from SELCO, the SVG Indemnified Parties retain their rights to make claims under Section 7.1 of the Purchase Agreement respecting the matters described on Schedule B of the Pro Forma Title Policy for the Scott Valley Property. However, nothing in this Amendment shall be construed as establishing that any representations, warranties or covenants in the Purchase Agreement have been breached or have not been breached. Nor shall any aspect of this Amendment be adduced as evidence of any such breach or non-breach.




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        8       This Amendment shall be governed by California law and may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument.

        9. Except as expressly amended by this Amendment, all provisions of the Purchase Agreement shall remain in full force and effect.



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        IN WITNESS WHEREOF, the parties execute this Amendment as of the date referred to above.



SILICON VALLEY GROUP, INC.


By: /s/ Russell G. Weinstock
      ---------------------------------------------------

Print Name: Russell G. Weinstock
           ----------------------------------------------

Title: Vice President of Finance, Chief Financial Officer
      ---------------------------------------------------


WATKINS-JOHNSON COMPANY


By: /s/ Scott G. Buchanan
    -----------------------------------------------------

Print Name: Scott G. Buchanan
           ----------------------------------------------

Title: Vice President, Chief Financial Officer
      ---------------------------------------------------



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